For Release: October 25, 2006

Contact: Gerald Coggin, Sr. VP Corporate Relations

Phone: (615) 890-2020 ext. 1405

NHR reports third quarter results

MURFREESBORO, Tenn. -- National Health Realty, Inc., (AMEX: NHR) a long-term health care real estate investment trust, announced net income for the quarter ended September 30, 2006 of $3,033,000 compared to $2,805,000 last year, an increase of 8.1%.

For the three months ended September 30, 2006, net income per share was 30 cents basic and diluted compared to 28 cents basic and diluted, for the same period last year. Basic and diluted funds from operations were 43 cents per share compared to 42 cents basic and diluted, last year. Revenues for the quarter totaled $4,999,000 compared to $4,948,000 last year.

For the nine months ended September 30, net income was $9,069,000 compared to $8,416,000 for the same nine months last year. Net income per share was 91 cents basic and diluted compared to 86 cents basic and 85 cents diluted last year. Funds from operations per share were $1.29 basic and diluted compared to $1.25 basic and diluted in 2005. Revenues for the nine months totaled $15,142,000 compared to $14,786,000 for the same period of the prior year.

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one retirement center. NHR also owns first and second mortgage notes having a carrying value of $12.7 million. These notes are secured by operating skilled nursing facilities and other health care properties. Additional information including NHR's most recent press releases may be obtained on NHR's web site at www.nationalhealthrealty.com. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.

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Page 2 NHR earnings

Condensed Statements of Income (unaudited)
(in thousands except share & per share amounts)	Three Months Ended Sept. 30	Nine Months Ended Sept. 30
	2006	2005	2006	2005
Revenues:
Rental income	$4,460	$4,339	$13,532	$12,984
Mortgage interest income	539	609	1,610	1,802
	4,999	4,948	15,142	14,786
Expenses:
Interest	155	195	456	539
Depreciation of real estate	1,422	1,468	4,268	4,405
General and administrative	224	297	763	816
	1,801	1,960	5,487	5,760

Income before minority interest in
subsidiaries and non-operating	3,198	2,988	9,655	9,026

Non-operating Income (investment and
interest income)	204	156	519	417

Minority interest in consolidated
subsidiaries	(369)	(339)	(1,105)	(1,027)
Net Income	$3,033	$2,805	$9,069	$8,416

Net income per common share:
Basic	$.30	$.28	$.91	$.86
Diluted	$.30	$.28	$.91	$.85

Funds from operations
Basic	$4,300	$4,108	$12,872	$12,325
Diluted	$4,300	$4,108	$12,872	$12,325

Funds from operations per common share
Basic	$.43	$.42	$1.29	$1.25
Diluted	$.43	$.42	$1.29	$1.25

Weighted average common shares
Basic	9,948.756	9,885,231	9,943,840	9,824,517
Diluted	9,954,085	9,892,227	9,949,187	9,859,813

Common dividends declared per share	$.3325	$.3325	$.9975	$.9975

Balance Sheet Data	Sept. 30,	Dec. 31,
(in thousands)	2006	2005
Real estate properties, net	$110,785	$115,054
Mortgages and other notes receivable	12,722	13,207
Debt	9,175	10,450
Stockholders' equity	112,257	112,390

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Page 3 NHR earnings

Reconciliation of Funds from Operations(1)

The following table reconciles net income applicable to common stockholders to funds from operations applicable to common stockholders:

Three Months Ended	Nine Months Ended
September 30	September 30
(in thousands)	2006	2005	2006	2005

Net income applicable to common stockholders	$3,033	$2,805	$9,069	$8,416
Adjustments:
Real estate depreciation	1,422	1,468	4,268	4,405
Minority interest in NHR/OP, L.P. share of add back
for real estate related depreciation	(155)	(165)	(465)	(496)
Funds from operations applicable to common stockholders	$4,300	$4,108	$12,872	$12,325

Basic funds from operations per share	$.43	$.42	$1.29	$1.25
Diluted funds from operations per share	$.43	$.42	$1.29	$1.25

Weighted average shares:
Basic	9,948,756	9,885,231	9,943,840	9,824,517
Diluted	9,954,085	9,892,227	9,949,187	9,859,813

(1)We believe that funds from operations is an important supplemental measure of operating performance. We, therefore, disclose funds from operations, although it is a measurement that is not defined by accounting principles generally accepted in the United States. We generally use the National Association of Real Estate Investment Trusts (NAREIT) measure of funds from operations. We define funds from operations as income before extraordinary items adjusted for certain non-cash items, primarily real estate depreciation, less gains/losses on sales of facilities. Our measure may not be comparable to similarly titled measures used by other REITs. Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs. Funds from operations does not represent cash generated from operating activities as defined by accounting principles generally accepted in the United States (funds from operations, for example, does not include changes in operating assets and liabilities) and, therefore, should not be considered as an alternative to net income as the primary indicator of operating performance or to cash flow as a measure of liquidity.

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Page 4 NHR Earnings

National Health Realty, Inc. Portfolio Summary September 30, 2006

Portfolio Statistics	Investment
	Properties	Investment	Percentage
Equity Ownership	23	$110,786,000	90%
Mortgage Loan Receivables	5	12,722,000	10%
Total Real Estate Portfolio	28	$123,508,000	100%

Equity Ownership	Properties	Beds	Investments

Nursing Homes	16	1,913	$ 67,233,000
Assisted Living	6	523	29,599,000
Retirement Homes	1	93	13,954,000
	23	2,529	$110,786,000

Mortgage Loan Receivables	Properties	Beds	Investment

Nursing Homes	5	698	$12,722,000

		Percentage of	Total
Summary of Facilities By Type:	Properties	Total Dollars	Dollars
Nursing Homes	21	64.74%	$ 79,955,000
Assisted Living	6	23.97%	29,599,000
Retirement Homes	1	11.30%	13,954,000
	28	100.00%	$123,508,000

Summary of Facilities By State:	Percent
			Assisted		Investment	Total
		LTC	Living	Retirement	Amount	Portfolio
1	Florida	8	3	---	$ 54,752,000	44.33%
2	Tennessee	2	2	1	32,831,000	26.58%
3	South Carolina	7	---	---	26,790,000	21.69%
4	Indiana	3	---	---	3,634,000	2.94%
5	Alabama	---	1	---	3,268,000	2.65%
6	Missouri	1	---	---	2,233,000	1.81%
		21	6	1	$123,508,000	100.00%